McClatchy Reports First Quarter 2012 Results

- Monthly advertising revenue trends improved throughout the first quarter 2012

- Digital-only advertising revenues up 14.0% in the quarter

- Cash expenses declined by 4.1% from first quarter 2011, excluding restructuring-related charges

- Debt reduced by $35.5 million in first quarter 2012 to $1.599 billion

SACRAMENTO, Calif., April 25, 2012 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported a net loss in the first quarter of 2012 of $2.1 million or 2 cents per share. In the first quarter of 2011 the company reported a net loss of $2.0 million or 2 cents per share.

Revenues in the first quarter of 2012 were $288.3 million, down 5.1% from the first quarter of 2011. Advertising revenues were $209.8 million, down 6.8% from 2011, and circulation revenues were $66.4 million, up 0.4%. Digital advertising revenues grew 2.7% in the first quarter of 2012 and were 22.2% of total advertising revenues compared to 20.1% of total advertising revenues in the first quarter of 2011.

Results in the first quarter of 2012 included the following items:

  Accelerated depreciation and certain cash charges totaling $2.9 million ($1.7 million after-tax) primarily related to relocating Miami newspaper operations.
  Severance charges totaling $1.2 million ($0.7 million after-tax) related to continued restructuring of the company's operations.
  A gain on the extinguishment of debt totaling $4.4 million ($2.8 million after-tax) related to bonds repurchased in the open market.

The net loss in the first quarter of 2012, excluding the net impact of these items, was $2.5 million compared to a net loss in the first quarter of 2011 adjusted for similar items of $3.4 million. (Non-GAAP measurements are discussed below).

Operating cash expenses, excluding charges associated with restructuring plans, declined $9.7 million, or 4.1%, from the 2011 quarter. Operating cash flow, a non-GAAP measure, was $60.8 million in the first quarter of 2012, down 8.7%.

Also in the first quarter, McClatchy announced that Gary Pruitt, chairman, president and chief executive officer of McClatchy, will leave the company May 16, 2012, to become president and chief executive officer of The Associated Press.

McClatchy's Board of Directors has named Patrick Talamantes, McClatchy's current vice president, finance and chief financial officer (CFO), as Pruitt's successor. Talamantes will assume the title of president and chief executive officer (CEO) and join the company's Board of Directors. Kevin S. McClatchy, a director of McClatchy since 1998 and a fifth-generation member of the founding McClatchy family, will become chairman of the Board. Mr. Talamantes' replacement as CFO is expected to be named by the Board on May 16, 2012, the next board meeting date.

Management's Comments on First Quarter Results:

Commenting on McClatchy's first quarter results, Gary Pruitt said, "We were pleased to see the advertising revenue trend improving throughout the quarter. Advertising revenues were down 7.9% in January, 6.8% in February and 5.6% in March. For the full quarter advertising revenues were down 6.8%. Excluding one-time advertising related to the 2011 Super Bowl included in our Fort Worth newspaper's results, first quarter 2012 advertising revenues were down an estimated 6.3%.

"We continue to make progress on our digital initiatives and the strong revenue results in the quarter demonstrate that digital continues to be a high-growth opportunity for the company. Digital-only advertising revenue increased 14.0% in the quarter. Total digital advertising, which includes digital advertising both bundled with print and sold on a stand-alone basis, increased 2.7% compared to the 2011 quarter. Total digital advertising now represents 22.2% of McClatchy's total advertising revenue compared to 20.1% in 2011. Our digital traffic also continues to grow with daily average local unique visitors to our websites and mobile devices up 2.1% in 2012.

"Circulation revenue increased in the quarter, up 0.4%. Strategic price initiatives during the quarter offset the daily circulation volume declines of 5.5% and a Sunday decline of 1.1%.

"We continued to reduce costs in the quarter. Cash expenses, excluding restructuring costs, were down 4.1% and this continued focus on expense management enabled us to generate another quarter of healthy operating cash flow.

"Once again, our equity investments provided strong results. Our share of income from all equity interests was $6.0 million compared to $3.2 million in the first quarter of 2011. Many of these companies provide important products to our newspaper websites and are strategic partners in our digital success.

"As we look to the second quarter, we have limited revenue visibility, with April affected by holiday shifts. We will continue to focus on our strong and growing set of products and revenue initiatives, especially in digital and direct marketing advertising. We will also remain diligent in controlling costs and expanding our operational efficiencies and expect to continue to benefit from stability in newsprint pricing in the quarter. As a result, we expect cash expenses to be down in the range of three to four percent in the second quarter of 2012."

Pat Talamantes, McClatchy's CFO and in-coming president and CEO, said, "We were pleased with the debt reduction progress considering that we also made seasonally large bond interest payments and used $40 million of cash to fund near-term required pension contributions in the quarter. We reduced debt by $35.5 million in the first quarter to $1.599 billion and finished the quarter with a cash balance of $24.4 million. Our nearest term maturity in Nov. 2014 is only about $81 million – not an issue given our free cash flow. Our leverage ratio at the end of the first quarter as defined in our credit agreement was 4.56 times cash flow and our interest coverage was 2.26 times.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has provided information regarding operating income, non-operating expenses and income, income taxes, and net income excluding certain items described in an attached schedule. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments) along with operating cash flow margins (operating cash flow divided by net revenues) that are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's on-going operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, and net income excluding certain items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company's statement of cash flows included in our financial statements.

In addition, the company's statistical report, which summarizes revenue performance for the first fiscal quarter, follows.

At noon, Eastern time, today, McClatchy will review its results in a conference call (877-278-1205 pass code 70874612) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may experience decreased circulation and diminished revenues from retail, classified and national advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2011, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 25,	March 27,
	2012	2011
REVENUES - NET:
Advertising	$ 209,764	$ 225,113
Circulation	66,403	66,167
Other	12,134	12,454
	288,301	303,734
OPERATING EXPENSES:
Compensation	112,649	124,357
Newsprint, supplements and printing expense	34,339	35,376
Depreciation and amortization	30,741	31,231
Other operating expenses	82,597	92,315

	260,326	283,279

OPERATING INCOME	27,975	20,455

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(42,477)	(40,947)
Interest income	14	21
Equity gain in unconsolidated companies, net	6,018	3,172
Gain (loss) on extinguishment of debt	4,433	(1,265)
Other - net	38	66
	(31,974)	(38,953)

LOSS BEFORE INCOME TAX BENEFIT	(3,999)	(18,498)

INCOME TAX BENEFIT	(1,912)	(16,536)

NET LOSS	$ (2,087)	$ (1,962)

NET LOSS PER COMMON SHARE:
Basic	$ (0.02)	$ (0.02)

Diluted	$ (0.02)	$ (0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,494	85,036
Diluted	85,494	85,036

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print Only			Digital

Revenues - Net:	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change

Advertising
Retail	$107,129	$114,438	-6.4%	$88,324	$97,456	-9.4%	$18,805	$16,982	10.7%
National	15,130	18,096	-16.4%	11,322	13,110	-13.6%	3,808	4,986	-23.6%
Classified Total	59,438	64,836	-8.3%	35,490	41,458	-14.4%	23,948	23,378	2.4%
Automotive	20,498	20,608	-0.5%	10,159	11,373	-10.7%	10,339	9,235	12.0%
Real Estate	9,413	11,643	-19.2%	6,150	8,072	-23.8%	3,263	3,571	-8.6%
Employment	12,344	13,480	-8.4%	5,764	6,459	-10.8%	6,580	7,021	-6.3%
Other	17,183	19,104	-10.1%	13,417	15,553	-13.7%	3,766	3,551	6.1%
Direct Marketing	27,916	27,490	1.5%	27,916	27,490	1.5%
Other Advertising	151	253	-40.3%	151	253	-40.3%
Total Advertising	$209,764	$225,113	-6.8%	$163,203	$179,767	-9.2%	$46,561	$45,346	2.7%

Circulation	66,403	66,167	0.4%
Other	12,134	12,454	-2.6%
Total Revenues	$288,301	$303,734	-5.1%

Advertising Revenues by Market:
California	$36,025	$39,068	-7.8%	$28,666	$31,525	-9.1%	$7,360	$7,542	-2.4%
Florida	31,509	33,310	-5.4%	25,533	27,041	-5.6%	5,976	6,269	-4.7%
Texas	22,900	25,980	-11.9%	17,711	20,891	-15.2%	5,189	5,089	2.0%
Southeast	61,129	65,037	-6.0%	46,741	51,785	-9.7%	14,387	13,252	8.6%
Midwest	35,602	37,206	-4.3%	27,312	29,249	-6.6%	8,290	7,957	4.2%
Northwest	22,471	24,498	-8.3%	17,240	19,276	-10.6%	5,231	5,222	0.2%
Other	128	15	753.3%	0	0	0.0%	128	15	753.3%
Total Advertising	$209,764	$225,114	-6.8%	$163,203	$179,767	-9.2%	$46,561	$45,346	2.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,238.5	4,496.2	-5.7%

Millions of Preprints Distributed				1,105.5	1,177.7	-6.1%

Average Paid Circulation:*
Daily				2,026.1	2,143.8	-5.5%
Sunday				2,745.5	2,775.9	-1.1%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***THE McCLATCHY COMPANY***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended
	March 25,	March 27,
	2012	2011
REVENUES - NET:
Advertising	$ 209,764	$ 225,113
Circulation	66,403	66,167
Other	12,134	12,454
	288,301	303,734
OPERATING EXPENSES:
Compensation excluding restructuring charges	111,478	119,808
Newsprint and supplements	34,339	35,376
Other cash operating expenses	81,709	82,013
Cash operating expenses excluding
restructuring charges	227,526	237,197
Restructuring related compensation	1,171	4,549
Restructuring charges	888	-
Impairment charges related to asset sales	-	10,302
Depreciation and amortization	30,741	31,231
Total operating expenses	260,326	283,279

OPERATING INCOME	27,975	20,455
Add back:
Depreciation and amortization	30,741	31,231
Restructuring related compensation charges	1,171	4,549
Restructuring charges	888	-
Impairment charges related to asset sales	-	10,302
OPERATING CASH FLOW	$ 60,775	$ 66,537

OPERATING CASH FLOW MARGIN	21.1%	21.9%

Reconciliation of Net Income to Adjusted Net Income

Net loss:	$ (2,087)	$ (1,962)

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	(2,801)	797
Restructuring related charges	1,235	2,391
Gain on sale of internet asset	-	(1,198)
Accelerated depreciation on equipment	1,201	-
Non-cash impairments	-	6,492
Reversal of interest on tax items	-	(2,359)
Certain discrete tax items	(65)	(7,578)
Adjusted net loss	$ (2,517)	$ (3,417)

CONTACT: Investor Relations, Elaine Lintecum, +1-916-321-1846, elintecum@mcclatchy.com, or Ryan Kimball, +1-916-321-1849, rkimball@mcclatchy.com, both of The McClatchy Company